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                                                                    EXHIBIT 99.1

NEWS BULLETIN FROM

[COVANSYS LOGO]


FOR FURTHER INFORMATION

INVESTORS:                              MEDIA:
James Trouba                            Michelle Jones
Tel: (248) 848-8896                     Tel: (248) 848-2269
jtrouba@covansys.com                    mjones@covansys.com


                   COVANSYS COMPLETES STOCK PURCHASE AGREEMENT
              WITH FIDELITY INFORMATION SYSTEMS FOLLOWING FAVORABLE
                       SHAREHOLDER VOTE AT SPECIAL MEETING

     COVANSYS ALSO ANNOUNCES THREE NEW DIRECTORS HAVE JOINED COVANSYS BOARD

FARMINGTON HILLS, MI, September 15, 2004 -- Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today announced that it has completed the closing of its previously announced Stock Purchase Agreement ("SPA") with Fidelity Information Services, Inc. ("FIS"), a subsidiary of Fidelity National Financial, Inc. ("FNF"), after it was approved by Covansys shareholders at the company's special meeting held today in Detroit, Michigan.

Raj Vattikuti, Covansys founder, president, and CEO, said, "Covansys is already beginning to realize the financial and strategic benefits of the Master Service Agreement ("MSA") we entered into with FIS in April and I am confident that the partnership will continue to make a strong contribution to our company's bottom line. We are building on our successful relationship with FIS to benefit our existing clients and develop new client relationships in the financial services sector."

Shahid Charania, SVP Global Services at FIS, said, "We are delighted with the results of today's shareholder vote and the immediate success of our relationship with Covansys. By partnering with Covansys, Fidelity is improving and reducing the costs of its technology delivery, and improving its ability to deliver outstanding products and services to our clients worldwide."

Under the terms of the MSA with FIS, Covansys will serve as FIS' primary strategic provider of outsourced information technology services. The strategic alliance with FIS is expected to generate an anticipated $150 million in revenues over the next five years and leverages Covansys' leading position in strategic outsourcing and integration services, including Covansys' high quality, cost-effective offshore service capabilities in India. Under the terms of the SPA with FIS, FIS purchased 8.7 million shares of common stock and warrants from Covansys. The cash purchase price for the shares and warrants sold to FIS was $95.7 million.



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The transaction also included a recapitalization of the ownership interest held by a fund managed by Clayton, Dublier & Rice, Inc. ("CD&R), a private equity firm. In exchange for its $200 million in Covansys preferred stock and warrants, CD&R received $177.5 million of cash, $17.5 million of subordinated notes due December 31, 2005, two million shares of Covansys common stock and five million five-year warrants.

The company also announced that three new directors have joined the Covansys board of directors following today's favorable shareholder vote and close of this transaction. William P. Foley, II, chairman and chief executive officer of FNF and Frank R. Sanchez, president, Strategy and Product Development Division of FNF have joined the board of directors of Covansys. Additionally, Gary C. Wendt, who previously served as chief executive officer of Conseco and president, chairman and chief executive officer of GE Capital Services, has joined the Covansys board of directors as an FNF nominated independent director. These individuals replace Ned Lautenbach, Kevin Conway and Martin Clague as Covansys directors.

Mr. Charania added, "As expected, the agreement with Covansys is also creating internal opportunities to generate incremental revenue from our financial institution customer base. We are pleased with our investment in Covansys and Fidelity's representation on the Covansys board of directors."

Mr. Vattikuti concluded, "We are very pleased with the outcome of today's vote and appreciate the support of our shareholders. I would like to extend a warm welcome to Bill, Frank, and Gary, all of whom are highly seasoned and accomplished executives whose combined expertise and business acumen will be tremendous assets to our board. I would also like to thank Ned, Kevin and Marty for their years of service to our shareholders."


ABOUT COVANSYS

Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique on-site, offsite, offshore delivery capability to achieve rapid deployment, world-class quality and reduced costs. A leader in the public sector market, Covansys is also known for application maintenance and development outsourcing in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with over 5100 employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R). Covansys was named one of the leading IT companies for state and local governments in 2002 and 2003 by Washington Technology magazine, and one of the top 500 solution providers in 2002 and 2003 by VARBusiness magazine. Visit our web site: www.covansys.com.



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SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include actions by governmental or regulatory agencies, general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the SEC.